Exhibit 1.02

Stock PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (“Agreement”) is made as of April 8, 2025, by and among SCIENTURE HEALTH, INC., a Delaware corporation (“Seller”), BONUM HEALTH, INC., a Delaware corporation and Softell Inc, a Florida corporation (collectively known as the “Company”) and TOLLO HEALTH, LLC., a Delaware corporation (“Buyer”). Buyer, Company and Seller are each referred to herein as a “Party” and collectively as “Parties.”

recitals

A. Seller owns all of the shares of stock in the Company.

B. Buyer desires to purchase from Seller and Seller desires to sell to Buyer 100% of the Seller’s shares of stock in the Company (the “Shares of Stock”).

agreement

Now, therefore, in consideration of the foregoing and the mutual agreements and covenants set forth below, which are acknowledged by each Party to be fair and adequate consideration for its obligations and commitments hereunder, the Parties hereby agree as follows:

1. Definitions. Except as otherwise set forth therein, as used in the Agreement and the Exhibits, Schedules and deliveries pursuant to the Agreement, the following definitions shall apply.

“Company Assets” means the assets used in the Business.

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, before any arbitrator or Governmental Entity.

“Adjusted Net Income” means net income of Company, determined in accordance with GAAP.

“Affiliate” of a Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person

“Allocable Share” means the ownership percentage of each Seller as set forth on Schedule 1.

“Approvals” means all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders.

“Business” means the business of Company taken as a whole and shall be deemed to include any of the following incidents of such business: income, cash flow, operations, condition (financial or otherwise), assets, future revenues, prospects, liabilities, personnel and management.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the written disclosure schedule of even date herewith delivered on or prior to the date hereof by Company to Buyer corresponding to each representation and warranty made hereunder by Company.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

“Encumbrance” means any option, pledge, security interest, claim, lien, charge, encumbrance, easement, covenant, lease, rights of others, restriction (whether on voting, sale, transfer or disposition or otherwise), whether imposed by agreement, understanding, law or otherwise, except those arising under applicable federal or state securities laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“FMLA” means the Family Medical Leave Act of 1993, as amended.

“GAAP” means generally accepted accounting principles as promulgated by the Financial Accounting Standards Board, consistently applied.

“Governmental Entity” means any court or tribunal in any jurisdiction or any federal, state, municipal, domestic, foreign or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indebtedness” means, as to Company, (a) all obligations for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations to pay the deferred purchase price of property or services, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by Company, whether periodic-ally or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Encumbrance (other than Encumbrances in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by Company regardless of whether the indebtedness secured thereby shall have been assumed by Company or is non-recourse to the credit of Company, and (g) any direct or indirect liability with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the “Primary Obligation”) of another Person (the “Primary Obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such Primary Obligations or any property constituting direct or indirect security therefor, (ii) to advance or provide funds (x) for the payment or discharge of any such Primary Obligation, or (y) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the Primary Obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation, or (iv) otherwise to assure or hold harmless the owner of any such Primary Obligation against loss or failure or inability to perform in respect thereof.

2

“IRS” means the Internal Revenue Service.

“Laws” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

“Management Agreement” means that certain Master Service Agreement by and between the Buyer and the Seller dated as of even date herewith.

“Material Adverse Effect” means any change, effect or circumstance that is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of Company, or Buyer and its subsidiaries, as the case may be, in each case taken as a whole.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Permit” means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization a Governmental Entity or any other entity.

“Tax” or “Taxes” means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, license, payroll and franchise taxes, imposed by any Governmental Entity and includes any estimated tax, interest and penalties or additions to tax.

“Transaction Documents” means this Agreement (and each of the exhibits and schedules attached hereto and incorporated by reference herein), the Non-Competition and Non-Solicitation Agreements, the Employment agreement, the General Waiver and Releases and each of the other documents, agreements and certificates delivered in connection with this Agreement.

“WARN” means the Worker Adjustment and Retraining Notification Act.

“Working Capital” shall be calculated by subtracting the sum of all of Company’s current liabilities as of the Closing Date from the sum of all of Company’s current assets as of the Closing Date.

3

2. Purchase and Sale of Shares of Stocks.

2.1. Sale of Shares of Stock by Seller. Subject to the terms and conditions herein set forth, Seller agrees to sell the Shares of Stock to Buyer at the Closing, free and clear of all Encumbrances.

2.2. Purchase Price. In full consideration for the purchase by Buyer of the Shares of Stock, the purchase price (the “Purchase Price”) shall be paid by Buyer to Seller as follows:

(a) Closing Payment. On the Closing Date:

(i) $1.5M promissory note

(ii) All amounts due and owing to from Buyer to Seller under the Management Agreement (collectively, the “Closing Payment”);

2.3. Closing. Unless otherwise agreed upon by the Parties, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on June 30th, 2025, or such other time as the Parties may agree (the “Closing Date”).

2.4. [Intentionally omitted.].

2.5. Excluded Liabilities. After the Closing, and notwithstanding anything else to the contrary herein, Seller shall retain, and shall be responsible for paying, performing and discharging, when due, and neither the Company, nor the Buyer, shall not assume or have any responsibility for, the following excluded Liabilities (the “Excluded Liabilities”):

(a) all Liabilities related to, in connection with or arising out of any claims, charges, complaints, actions, suits, settlements, hearings, investigations, proceedings, or governmental or regulatory inquiries with respect to the operation of the Business or the Company prior to the Closing, whether such Claim is brought prior to, on or after the Closing Date;

(b) all Liabilities related to, in connection with or arising out of any breach by the Seller of this Agreement or any other agreements and documents required to be delivered by Seller hereunder;

(c) all Liabilities not disclosed in this Agreement under Section 3 hereof;

(d) all Litigation Obligations. “Litigation Obligations” means any matters or Liabilities related to a breach of Section 3.10 or any matters disclosed in Schedule 3.10;

(e) All Liabilities related to Tax Returns or any other tax matters of the Company or the Seller for any periods prior to the Closing Date.

4

(f) All Liabilities listed on Schedule 2.5.

“Liabilities” shall mean any liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liabilities for taxes.

3. Representations and Warranties of Seller. As a material inducement to Buyer to enter into this Agreement, Seller makes the representations and warranties set forth below to Buyer, all of which are true and correct as of the date hereof and the Closing.

3.1. Organization and Qualification. Company is a corporation duly organized, validly existing and in good standing under Florida law, and Company has the requisite power and authority and is in possession of Approvals necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on the Business as it is now being conducted. Company is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Except as set forth on Schedule 3.1, Company does not own or lease property in any jurisdiction other than its jurisdiction of incorporation and the jurisdictions referred to in the previous sentence. Except as set forth on Schedule 3.1, no jurisdiction has claimed, in writing or otherwise, that Company is required to qualify as a foreign corporation or other entity therein, and (except as aforesaid) Company does not file any franchise, income or other tax returns in any other jurisdiction based upon the ownership or use of property therein or the derivation of income therefrom. Company has no subsidiaries.

3.2. Articles of Incorporation and Bylaws. Company has heretofore furnished to Buyer a true, complete and correct copy of its Articles of Incorporation and Bylaws, each as amended to date. Such Articles of Incorporation and Bylaws are in full force and effect. Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

3.3. Capitalization.

(a) Capitalization. The Company’s capital stock (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are free of any liens or encumbrances created by Company, and free of any liens or encumbrances created by or imposed upon the holders thereof, and (iii) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Company or any agreement to which Company is a party or by which it is bound. Except for the rights created pursuant to this Agreement, there are no options, warrants, calls, rights, commitments or agreements that are outstanding to which Company is a party or by which it is bound, obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, Company’s capital stock or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any option, warrant, call, right, commitment or agreement regarding Company’s capital stock. There are no other contracts, commitments or agreements relating to the voting, purchase or sale of Company’s capital stock (A) between or among Company and any of its shareholders; and (B) between or among any of Company’s shareholders. All issued and outstanding capital stock of Company were issued in compliance with all applicable federal and state securities laws.

5

(b) [Intentionally omitted.].

(c) The Shares of Stocks. The capital stock of Seller issued to Buyer in connection with this Agreement shall total One Hundred Percent (100%) of the total capital stock of the Company at Closing.

3.4. Authority Relative to this Agreement. Company has all necessary corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder and to consummate the transactions contemplated hereby. The execution and delivery of the Transaction Documents by Company and the consummation by Company of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of Company, and no other corporate proceedings on the part of Company are necessary to authorize the Transaction Documents or to consummate the transactions contemplated thereby. The Sole Member of Company has approved the Transaction Documents, and the transactions contemplated thereby and declared their advisability. The Transaction Documents to which Company is a party have been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Buyer, constitute a legal, valid and binding obligation of Company enforceable against Company in accordance with their terms, except as enforceability against Company may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

3.5. No Conflict; Required Filings and Consents.

(a) Material Contracts. [Intentionally omitted.].

(b) No Conflict. Except as set forth in Schedule 3.5(b), the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or by which its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in a modification of any right or benefit under, or impair Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, or result in increased payments or cancellation under, or result in the creation of an Encumbrance on any of the properties or assets of Company pursuant to, any Contract to which Company is a party or by which Company [or any of its properties] are bound or affected, except in the case of (ii) or (iii) only for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Required Filings and Consents. The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not require any consent, approval, exemption, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person.

6

3.6. Compliance, Permits.

(a) Compliance. Except as set forth in Schedule 3.6(a), Company is not in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Company or by which its or any of its respective properties is bound or affected or (ii) any Material Contracts, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not have a Material Adverse Effect.

(b) Permits. Company holds all Permits from Governmental Entities that are necessary to the operation of the Business as it is now being conducted, except when the failure to have such Permits would not, individually or in the aggregate, have a Material Adverse Effect. Company is in compliance with the terms of such Permits, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

3.7. Financial Statements. Schedule 3.7 contains the unaudited balance sheet and statements of operations for the period ended September 30, 2022, the unaudited financial statements for Company’s 2022 and 2021 fiscal year (the “Financial Statements”).

3.8. Absence of Certain Changes or Events. Except as set forth in Schedule 3.8, since September 30, 2022, Company has conducted the Business in the ordinary course and there has not occurred any of the following: (i) any Material Adverse Effect; (ii) any amendments or changes in the Articles of Incorporation or Bylaws of Company; (iii) any damage to, destruction or loss of any material asset of Company (whether or not covered by insurance); (iv) any material change by Company in its accounting methods, principles or practices; (v) any material revaluation by Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale of a material amount of property of Company, except in the ordinary course of business; (vii) any declaration, setting aside or payment of any dividend or distribution in respect of the capital stock of the Company or any redemption, purchase or other acquisition of any of Company’s securities (except as contemplated by this Agreement); (viii) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Company, in each case except in the ordinary course of business consistent with past practice or except as required by applicable law; (ix) any creation or assumption by Company of any Encumbrance on any material asset of Company, other than in the ordinary course of business, consistent with past practice; (x) any making of any loan, advance or capital contribution to or investment in any Person by Company, other than advances to employees to cover travel and other ordinary business-related expenses in the ordinary course of business consistent with past practice; (xi) any incurrence or assumption by Company of any indebtedness for borrowed money or any guarantee, endorsement or other incurrence or assumption of a material liability (whether directly, contingently or otherwise) by Company for the obligations of any other Person, in each case other than in the ordinary course of business consistent with past practice; or (xii) any material modification, amendment, assignment or termination of or relinquishment by Company of any rights under any Material Contract.

7

3.9. No Undisclosed Liabilities. Except as set forth in Schedule 3.9, the Company has no liabilities (absolute, accrued, known contingent or otherwise) except liabilities (i) in the aggregate adequately provided for in Company’s unaudited balance sheet as of September 30, 2022 and (ii) incurred since September 30, 2022 in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement.

3.10. Absence of Litigation. Other than as described on Schedule 3.10, there are no Actions or, to the knowledge of Company, there are no Actions threatened against Company, or any properties or rights of Company, before any Governmental Entity or body, nor are there, to the knowledge of Company, any investigations or reviews by any Governmental Entity pending or threatened against, relating to or affecting, Company. Company is not subject to any outstanding Order.

3.11. Employee Benefit Plans; Employment agreement.

(a) Schedule 3.11(a) contains an accurate and complete list, with respect to Company and any Person under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder (collectively an “ERISA Affiliate”) of each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, equity-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by Company or any ERISA Affiliate for the benefit of any employee (collectively, the “Company Employee Plans”). Company has not made any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by law or to conform any such Company Employee Plan to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to enter into any Company Employee Plan. Schedule 3.11(a) sets forth a table setting forth the name and salary of each employee of Company as of the date hereof. To the knowledge of Company, no employee listed on Schedule 3.11(a) intends to terminate his or her employment for any reason. Schedule 3.11(a) contains an accurate and complete list of all Persons that have a consulting or advisory relationship with Company.

(b) Documents. Company has provided to Buyer: (i) correct and complete copies of all documents embodying each Company Employee Plan including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) each affirmative action plan, if applicable, (vii) all communications material to any employee or employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to Company, (viii) all correspondence to or from any Governmental Entity relating to any Company Employee Plan, (ix) model COBRA forms and related notices, (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (xi) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, (xiii) all HIPAA privacy notices and all business associate agreements to the extent required under HIPAA and (xiv) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

8

(c) Company Employee Plan Compliance. Company has performed all obligations required to be performed by it under, is not in default or violation of, and Company has no knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules, and regulations, including ERISA or the Code. Each Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either (i) applied for, prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or IRS pronouncements, but has not yet received a response; (ii) obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, on which the employer is entitled to rely, as to its qualified status from the IRS since January 1, 2000; or (iii) still has a remaining period of time to apply for such a determination letter from the IRS and to make any amendments necessary to obtain a favorable determination and nothing has occurred since the date of the most recent determination that could reasonably be expected to cause any such Company Employee Plan or trust to fail to qualify under Section 401(a) or 501(a) of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Buyer, Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the knowledge of Company or any ERISA Affiliates, threatened by the IRS, Department of Labor, or any other governmental entity with respect to any Company Employee Plan. Neither Company nor any ERISA Affiliate is subject to any penalty or Taxes with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) No Pension Plan. Neither Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA, or Section 412 of the Code.

9

(e) No Self-Insured Company Employee Plan. Neither Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(f) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and Company has not ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.

(h) COBRA; FMLA; HIPAA. Company and each ERISA Affiliate has, prior to the Closing Date, complied with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees. To the extent required under HIPAA and the regulations issued thereunder, Company has, prior to the Closing Date, performed all obligations under the medical privacy rules of HIPAA, the electronic data interchange requirements of HIPAA, and the security requirements of HIPAA. Company has no unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(i) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by Company or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(j) Deferred Compensation. Each Company Employee Plan that is a “nonqualified deferred compensation plan,” within the meaning of Section 409A of the Code, has been operated and administered since the latter of inception or January 1, 2019, in good faith compliance with Section 409A of the Code, to the extent Section 409A of the Code is applicable to such plan. No such plan has been “materially modified,” within the meaning of IRS Notice 2005-1, at any time after October 3, 2004.

10

(k) Parachute Payments. There is no agreement, plan, arrangement or other contract covering any employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other contract by which Company is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code. Schedule 3.11(k) lists all Persons who Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(l) No Interference or Conflict. To the knowledge of Company, no member, manager, officer, employee or consultant of Company is obligated under any contract or agreement, subject to any Order of any Governmental Entity that would interfere with such Person’s efforts to promote the interests of Company or that would interfere with the Business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Business as presently conducted or proposed to be conducted nor any activity of such officers, managers, employees or consultants in connection with the carrying on of the Business as presently conducted or currently proposed to be conducted will, to the knowledge of Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, managers, employees, or consultants is now bound.

(m) International Employee Plan. Neither Company nor any ERISA Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any each Company Employee Plan that has been adopted or maintained by Company or any ERISA Affiliate, whether formally or informally or with respect to which Company or any ERISA Affiliate will or may have any liability with respect to employees who perform services outside the United States (an “International Employee Plan”).

3.12. Employment and Labor Matters.

(a) Company is in compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, employee safety and health and wages and hours, and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no Actions pending, threatened or reasonably anticipated against Company or any of their employees relating to any employee or Company Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against Company, any Company trustee or any trustee of any subsidiary under any worker’s compensation policy. The services provided by each of Company’s, each subsidiary’s and their ERISA Affiliates’ employees is terminable at the will of Company and its ERISA Affiliates and any such termination would result in no liability to Company or any ERISA Affiliate. Schedule 3.12(a) lists all liabilities of Company to any employee, that result from the termination by Company of such employee’s employment or provision of services, a change of control of Company, or a combination thereof. To the knowledge of Company, neither Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

11

(b) No work stoppage or labor strike against Company is pending, or to the knowledge of Company, threatened, or reasonably anticipated. Company has no knowledge of any activities or proceedings of any labor union to organize any employees. There are no Actions pending or threatened or reasonably anticipated relating to any labor matters involving any employee, including charges of unfair labor practices. Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees, and no collective bargaining agreement is being negotiated by Company. Within the past year, Company has not incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, nor shall any terminations prior to the Closing Date result in unsatisfied liability or obligation under WARN or any similar state or local law.

3.13. Restrictions on Business Activities.

(a) Except for this Agreement, there is no material agreement, Action or Order binding upon Company which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of Company or any acquisition of property by Company or any acquisition of property by Company.

(b) None of Company’s officers, managers or key employees is a party to any agreement which, by virtue of such Person’s relationship with Company, restricts in any material respect Company from continuing such entity’s business activities as presently conducted.

3.14. Title to Property. Except as set forth in Schedule 3.14, Company has good record, marketable and defensible title to all of their owned properties and assets, free and clear of all material Encumbrances. Schedule 3.14 is a true, complete and correct schedule of all leases of real property as of the date of this Agreement (“Real Property Leases”) pursuant to which Company leases from others which schedule sets forth (i) the date of each lease and the premises covered thereby, (ii) the term thereof, and (iii) the rent payable thereunder. No real property is owned by Company. The Real Property Leases and all leases of personal property by Company from others are in good standing, valid and effective in accordance with their respective terms and to Company’s knowledge there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

3.15. Sufficiency and Condition of Assets. The Company Assets are adequate to conduct the Business as it is presently being conducted and will be adequate to enable Buyer to continue to conduct the Business as it is presently being conducted. The Company Assets are in good operating condition and repair, normal wear and tear excepted, are suitable for the uses intended therefor, are free from any latent defects and have been maintained in accordance with normal industry practice.

12

3.16. Taxes. Except as set forth in Schedule 3.16:

(a) Company has timely filed in accordance with applicable law all Tax Returns required to be filed by or with respect to it, its operations and assets, and all Taxes shown as due on such Tax Returns have been paid. All Tax Returns filed by Company with respect to Taxes were true, complete, and correct in all material respects as of the date on which they were filed or as subsequently amended to the date of this Agreement. Complete copies of federal, state, local, and foreign Tax Returns of Company for the year ended December 31, 2021, have heretofore been delivered or made available to Buyer. Prior to the date of this Agreement, Company has provided to Buyer all revenue agents’ reports and other written assertions of deficiencies or other liabilities for Taxes of Company with respect to past periods for which the applicable statute of limitations has not expired.

(b) Company has timely paid all Taxes for which a notice of, or assessment or demand for, payment has been received, or which are otherwise due and payable with respect to Company, its operations and assets (in each case, whether or not shown on any Tax Return), except for Taxes that are being contested in good faith by appropriate proceedings, all of which are disclosed in Schedule 3.16(b) and for payment of which Taxes adequate reserves have been established.

(c) Company has complied with all applicable law, rules and regulations relating to the withholding of Taxes and has timely collected or withheld and paid over, and up to the Closing Date will have timely collected and withheld and paid over to the proper governmental authorities all amounts required to be so collected or withheld and paid over for all periods up to the Closing Date under all applicable laws.

(d) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations for the assessment or collection of Taxes with respect to any Tax Return that relates to Company, which waivers or extensions currently are in effect, and no request for any such waiver or extension is currently pending.

(e) There are no Tax rulings of which Company is a subject, requests for rulings by Company, or closing agreements entered into by Company that could affect its liability for Taxes for any period after the Closing Date.

(f) No action, suit, proceeding, investigation, audit, claim or assessment is presently pending or, to the knowledge of Company, proposed with regard to any Taxes that relate to Company for which Company would or could be liable. There are no requests from any taxing authority for information or with respect to Taxes of Company. Company has no knowledge of any fact or condition that, if known to any taxing authority having jurisdiction, would likely result in the issuance of a notice of proposed deficiency or similar notice of intention to assess Taxes against Company, and no issue has arisen in any examination of Company by any taxing authority that if raised and upheld with respect to any other period not so examined would result in a material deficiency for any other period not so examined.

13

(g) Company (i) has not agreed to nor is required to make any adjustment pursuant to Section 481 of the Code (or any predecessor or similar provision of other laws or regulations) by reason of a change in accounting method or otherwise; (ii) has no knowledge that any taxing authority has proposed any such adjustment or change, which proposal is currently pending; and (iii) does not have an application pending with any taxing authority requesting permission for any change in accounting methods that relates to the Business.

(h) Neither Company nor any of its shareholders is a “foreign person” within the meaning of Code Section 1445(f)(3) and Treasury Regulation Section 1.1445-2(b)(2)(i) (or any corresponding provision of state, local, or foreign Tax law).

(i) Company (i) is not a party to, is not bound by, nor has any obligation under, any Tax sharing agreement or similar contract; (ii) has no current or potential contractual obligation to indemnify any other Person with respect to Taxes; and (iii) has no obligation to make distributions in respect of Taxes.

(j) Schedule 3.16(j) contains a list of states, territories and jurisdictions (whether foreign or domestic) in which Company is required to file Tax Returns. No claim has ever been made in writing against Company by a taxing authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by such jurisdiction.

(k) No Taxes are delinquent or constitute a lien against Company, except for the current year’s ad valorem Taxes not yet due and payable, and except with respect to Taxes being contested in good faith by appropriate proceedings (all of which are disclosed in Schedule 3.16(k)) and for payment of which Taxes adequate reserves have been established.

(l) Company has not disposed of any property in a transaction being accounted for under the installment method pursuant to Section 453 of the Code.

(m) No power of attorney has been granted by Company with respect to any matter relating to Taxes of Company, which power of attorney is currently in force. Any such power of attorney will be revoked prior to the Closing Date.

(n) Company has not filed any consent under Section 341(f) of the Code.

(o) Any adjustment of Taxes of Company made by the Internal Revenue Service, which adjustment is required to be reported to the appropriate state, local, or foreign taxing authorities, has been so reported.

(p) All Tax Returns with respect to Taxes of Company filed or given after the date hereof shall be prepared, and all elections with respect to such Tax Returns shall be made, to the extent permitted by law, in a manner consistent with prior practice of Company.

(q) [Intentionally omitted.]

14

(r) Company has not taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under and within the meaning of Section 6662 of the Code (or any predecessor statute or any corresponding provision of any such predecessor statute, or state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or corresponding provision of any such predecessor statute, or state, local, or foreign Tax law).

(s) [Intentionally omitted.]

(t) [Intentionally omitted.]

(u) No property of Company is required to be treated as owned by another Person pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is “tax-exempt use property” within the meaning of Section 168 of the Code.

(v) Company is not a party to any lease arrangement involving a defeasance of rent, interest, or principal.

(w) Company is a not a direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect (including an indemnity from a seller or lessee of property, or other insurance) with respect to any transaction or tax opinion relating to Company.

(x) Company does not own any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(y) Company has never been (i) a “passive foreign investment company,” (ii) a “foreign personal holding company,” (iii) a “foreign sales corporation,” (iv) a “foreign investment company,” or (v) a Person other than a United States Person, each within the meaning of the Code.

(z) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable or for any state or local Taxes that may result from an election under Section 338(h)(10) of the Code) upon Company’s assets or real property.

(aa) The Company has made a valid election to be taxed as a C corporation within the meaning of Code.

15

3.17. Environmental Matters. Company (i) has obtained all applicable permits, licenses and other authorizations (collectively, the “Environmental Permits”), which are required to be obtained under all applicable Laws, Orders, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes (“Environmental Laws”) by Company (or its respective agents), which Environmental Permits are in full force and effect, (ii) to the knowledge of Company, is in compliance with all terms and conditions of such Environmental Permits, (iii) is in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws, (iv) as of the date of this Agreement, is not aware of nor has received notice of any past or present violations of Environmental Laws or Environmental Permits or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Permits or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against Company based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous toxic material or waste, and (v) has taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by Company (or any of its respective agents) thereunder.

3.18. Intellectual Property.

(a) Schedule 3.18(a) sets forth a true and complete list of all Intellectual Property owned or used by Company. Company owns free and clear of all Encumbrances, or is licensed or otherwise possesses legally enforceable right to use all patents, trademarks, trade names, service marks, domain names and any applications therefor, and computer software programs or applications (the “Intellectual Property”) that are used in the Business as currently conducted, and such rights constitute all the rights necessary for Company to conduct the Business as currently conducted.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, Company is not, nor will it be, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third party Intellectual Property (“Third Party Intellectual Property Rights”). Except as set forth in Schedule 3.18(b), immediately after the Closing Date, Company will continue to own all right, title and interest in, and to have a license to use all Intellectual Property material to its business and operations on terms and conditions identical in all respects to those enjoyed by Company immediately prior to such transactions. Except as set forth in Schedule 3.18(b), no claims with respect to the Intellectual Property owned by Company (the “Company Intellectual Property Rights”), any trade secret material to Company, or Third Party Intellectual Property Rights to the extent arising out of any use, sale of, reproduction or distribution of such Third Party Intellectual Property Rights by or through Company, are currently pending or, to the knowledge of Company, are threatened by any Person. Except as set forth in Schedule 3.18(b), Company does not know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any Intellectual Property as now used, sold or licensed by Company, infringes on the Intellectual Property Rights of any third party; (ii) against the use by Company of any Intellectual Property used in the Business as currently conducted; (iii) challenging the ownership, validity or effectiveness of any of Company Intellectual Property Rights or other trade secret material to Company; or (iv) challenging the license or legally enforceable right to use of the Third Party Intellectual Property Rights by Company.

16

(c) Company has made available to Buyer copies of all agreements executed by Company employees with regard to (i) assignment of right, title and interest in such employee’s work product to Company, including any underlying Intellectual Property Rights, (ii) cooperation whether during or after employment with Company in perfecting Company’s rights in such assigned Intellectual Property Rights, including the execution of any applications, assignment forms and the like, and (iii) prohibition on disclosure of Company proprietary information, including, without limitation, Company know-how, business plans, techniques, methods, customer lists and supplier lists (collectively, “Trade Secrets”) during their employment and thereafter.

(d) Schedule 3.18(d) sets forth the names of all Company contractors that invented Company proprietary technology or software or that invented technology or software specifically for Company. Company has made available to Buyer copies of all agreements executed by Company contractors with regard to (i) assignment of right, title and interest in such contractor’s work product to Company, including any underlying Intellectual Property Rights, and (ii) prohibition on disclosure of any Company proprietary information, including, without limitation, Company Trade Secrets during their engagement and thereafter.

3.19. Interested Party Transactions. Except as set forth in Schedule 3.19, there has been no transaction between Company, on the one hand, and any Affiliate of Company, any officer, manager or employee of Company, or any spouse, parent, child, grandchild or sibling of any officer, manager or employee of Company, on the other hand, other than transactions related to employment.

3.20. Insurance. All material fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by Company are of kind, in the amounts and against the risks customarily maintained by organizations similarly situated. Schedule 3.20 lists all of the material insurance policies held by or on behalf of Company with the effective date and coverage amounts indicated thereon. Such policies and binders are valid and enforceable in accordance with their terms and are in full force and effect.

3.21. Brokers. Except as disclosed in Schedule 3.21, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Company in connection with the transactions contemplated by this Agreement.

3.22. Bank Accounts. Schedule 3.22 provides, as of the date of this Agreement, accurate information with respect to each account maintained by or for the benefit of Company at any bank or other financial institution including the name of the bank or financial institution, the account number and the names of all individuals authorized to draw on or make withdrawals from such accounts.

3.23. Certain Payments. Neither Company nor to its knowledge any manager, officer, agent or employee of Company, nor any other Person acting for or on behalf of Company, has directly or indirectly, on behalf of Company made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or Person, private or public, regardless of form, whether in money, property or services in material violation of any federal, state, local or foreign statute, law, ordinance, rule or regulation.

17

3.24. [Intentionally omitted.]

3.25. Complete Copies of Materials. Each document that Company has delivered to Buyer (or made available in a data room for review by Buyer), other than documents that have been redacted, is a true and complete copy of each such document, and in each case where a representation and warranty of Company in this Agreement requires the listing of documents and agreements, a true and complete copy of all such documents and agreements have been delivered to Buyer (or made available in a data room for review by Buyer).

3.26. Investment Company Act. Company either (i) is not an “investment company,” or a company “controlled” by, or an “affiliated company” with respect to, an “investment company,” within the meanings of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or (ii) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, Company is not required to be registered under the Investment Company Act.

3.27. Computer Back-Up. Except as set forth in Schedule 3.27, Company has made back-ups of all material computer software programs, source code, object code, data, documentation and databases owned or licensed by it and maintains such computer software programs, source code, object code, data, documentation and databases at an off-site location.

3.28. Trade Relations. There exists no actual or, to the knowledge of Company, threatened termination, cancellation or limitation of, or any other adverse modification or change in, the business relationship of Company, or the Business, with any customer or supplier or any group of customers or suppliers (including, without limitation, Company’s affiliate contractors), that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.29. Outstanding Borrowing. Schedule 3.29 sets forth the amount of all Indebtedness of Company as of the date hereof (which amount, for all Indebtedness other than capital lease obligations, shall not exceed $5,000 as of the Closing Date), the Encumbrances that relate to such Indebtedness and that encumber the assets and the name of each lender thereof.

3.30. Change of Control Provisions. Company is not party to any agreement that contains a change of control provision that would be triggered by the transactions contemplated herein.

3.31. Potential Conflicts of Interest. Except as set forth in Schedule 3.31, to the knowledge of Seller, no officer, manager or member of Company, no spouse of any such officer, manager or member, no relative of such spouse or of any such officer, manager or member and no Affiliate of any of the foregoing: (a) owns, directly or indirectly, any interest in (excepting less than one percent (1%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, manager, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, Company; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Company has used in the conduct of the Business; or (c) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, Company, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

18

3.32. Product and Service Warranties. Each product or service sold, licensed, distributed, delivered or offered by the Company is in conformity with all applicable contractual commitments and all express warranties in all material respects, and Company has no liability (and, to the Knowledge of Company, there is no basis for any present or future Claim against the Company giving rise to any liability) for violations thereof or other damages in connection therewith, subject only to the reserve set forth in the Financial Statements. No product sold, licensed, distributed or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease, except for such guarantees, warranties and indemnities that are implied under applicable law and not disclaimable.

3.33. Customers and Suppliers. [Intentionally omitted.]

3.34. Disclosure. This Section 3, as supplemented by the Company Disclosure Schedule, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

4. Representations and Warranties of Seller. As a material inducement to Buyer to enter into this Agreement, Seller makes the representations and warranties set forth below to Buyer, all of which are true and correct as of the date hereof and the Closing.

4.1. Authority. Seller has all requisite power and authority to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, as applicable. Seller has duly approved the Transaction Documents, as applicable. This Agreement has been duly executed and delivered, and the other Transaction Documents to which such Seller is a party, when delivered, will have been duly executed and delivered by such Seller, as applicable, and constitute the valid and binding obligation of such Seller, as applicable, enforceable in accordance with its terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.2. Title to Shares of Stocks. Seller has good and marketable title to the Shares of Stocks free and clear of any Encumbrances. Seller has the full right, power and authority to transfer, convey and sell the Shares of Stocks to Buyer, and Buyer will acquire from Seller good and marketable title to the Shares of Stocks free and clear of all Encumbrances. Seller is not a party to, subject to or bound by any Order which would prevent the transfer, conveyance and sale of the Shares of Stocks to Buyer.

4.3. [Intentionally omitted.]

19

5. Representations and Warranties of Buyer. As a material inducement to Seller to enter into this Agreement, Buyer makes the following representations and warranties to Seller, all of which are true and correct as of the date hereof and the Closing.

5.1. Organization and Qualification; subsidiaries. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and Buyer has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect. Buyer is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect.

5.2. Authority Relative to this Agreement. Buyer has all necessary corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by Buyer and the consummation by Buyer of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer or the stockholders of Buyer are necessary to authorize the Transaction Documents or to consummate the transactions contemplated thereby. The Transaction Documents have been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Company, constitute a legal, valid and binding obligation of Buyer enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding of law or in equity).

5.3. No Conflict, Required Filings and Consents. The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, (i) conflict with or violate the Articles of Incorporation (or equivalent organizational documents) or bylaws of Buyer, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Buyer or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or modification in a manner materially adverse to Buyer or its subsidiaries of any right or benefit under, or impair Buyer’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, increased payments or cancellation under, or result in the creation of a Encumbrance on any of the properties or assets of Buyer or any of its subsidiaries pursuant to, any Contract, Law or Order to which Buyer or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of (ii) or (iii) only, for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect. The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not require any consent, approval, exemption, authorization or permit of, or filing with or notification to, any Governmental Entity.

20

5.4. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

5.5. Disclosure. This Section 5 does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading

6. Additional Agreements.

6.1. [Intentionally omitted.]

6.2. [Intentionally omitted.]

6.3. [Intentionally omitted.]

6.4. [Intentionally omitted]

6.5. Cooperation. Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use his, her or its best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including providing information and using reasonable efforts necessary or appropriate to obtain waivers, consents and approvals to this Agreement and the transactions contemplated hereby, including specifically obtaining any consent to transfer the Shares of Stocks to Buyer, to effect all necessary registrations and filings.

6.6. Public Announcements. Buyer and Seller, acting on behalf of Seller and Company, shall consult with each other before issuing any press release with respect to this Agreement, the Transaction Documents and the transactions contemplated hereby and shall not issue any such press release or make any such public statement, except as required by Law or any listing agreement with any applicable national securities exchange, without the prior consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned.

6.7. Tax Cooperation. After the Closing, Seller shall, and shall cause Seller and their Affiliates to, cooperate fully with Buyer and Company in the preparation of all tax returns and shall provide, or cause to be provided at Buyer’s sole cost and expense, to Buyer and Company any records and other information requested by such Parties in connection therewith. Seller shall, and shall Seller and their Affiliates to, cooperate fully with Buyer and Company in connection with any tax investigation, audit or other proceeding.

21

7. Deliveries at Closing.

7.1. Seller Closing Deliveries. At the Closing, Seller and/or Company shall deliver or cause to be delivered to Buyer:

(a) an Agreement of Shares of Stock in favor of Buyer or its nominee as Buyer may have directed prior to the Closing Date and otherwise in a form acceptable for transfer on the books of Company;

(b) [Intentionally omitted.] ;

(c) [Intentionally omitted.];

(d) [Intentionally omitted.];

(e) [Intentionally omitted.];

(f) [Intentionally omitted.];

(g) the consents and approvals as set forth on Schedule 3.5(a);

(h) written resignations by each of the officers and Managers of Company in office immediately prior to the Closing Date;

(i) a certificate, dated as of the Closing Date, of the Secretary or an Assistant Secretary of Company evidencing all necessary or appropriate corporate action to enable such Company to comply with the terms of this Agreement;

(j) a certificate of good standing for Company issued by the Florida Secretary of State within a reasonable date of the Closing;

(k) good standing and tax good standing bring-down certificates for Company issued as of the date of the Closing;

(l) such documents as Buyer or its counsel may reasonably require.

7.2. Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a) the Closing Payment;

(b) [Intentionally omitted.];

(c) [Intentionally omitted.];

(d) [Intentionally omitted.];

(e) such other documents as Seller or his, her or its counsel may reasonably require.

22

8. Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents is subject to the following conditions, any of which may be waived by it in writing in its sole discretion:

8.1. [Intentionally omitted.].

8.2. Compliance by Seller and Company. Seller and Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Seller and Company, as applicable prior to or on the Closing Date, including, but not limited to the delivery by Seller and Company of the items set forth in Section 7.1.

8.3. Accuracy of the Representations. The representations and warranties of Seller and Company contained in this Agreement, or any schedule, certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all respects at and as of the Closing Date.

8.4. Consents. Seller and/or Company shall have obtained each of the consents and approvals set forth on Schedule 3.5(a).

8.5. [ Intentionally omitted]

8.6. No Regulatory Changes. No action shall have been taken by any Governmental Entity, and no law shall have been proposed or enacted, which would (or, in the case of a proposed law, if enacted) materially and adversely affect the financial condition, operations or prospects of Company or the regulatory compliance status of Company.

8.7. Documents. All documents and instruments required hereunder to be delivered by Company and Seller to Buyer at the Closing shall be delivered in form and substance reasonably satisfactory to Buyer and its counsel.

8.8. Litigation. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or threatened.

9. Conditions to Obligations of Seller. The obligation of Seller to consummate the transaction contemplated by this Agreement is subject to the following conditions, any of which may be waived by him, her or it in his, her or its sole discretion:

9.1. Compliance by Buyer. Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date, including, but not limited to the delivery by Buyer of the items set forth in Section 7.2.

9.2. Accuracy of Buyer’s Representations. Buyer’s representations and warranties contained in this Agreement, or any schedule, certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date.

23

9.3. Documents. All documents and instruments required hereunder to be delivered by Buyer to Seller at the Closing shall be delivered in form and substance reasonably satisfactory to Seller and his, her or its counsel.

9.4. Litigation. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or threatened.

10. [Intentionally omitted]

11. Indemnification.

11.1. Indemnification. Except as otherwise provided in this Section 11, Seller (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless each of Buyer, Company and their Affiliates and their respective officers, directors, managers, agents, employees, subsidiaries, partners, shareholders or members, as the case may be and controlling Persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations or written threats thereof (collectively, “Claims”) (including, without limitation, any Claim by a third party), damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between Seller and an Indemnified Party or between an Indemnified Party and any third party or otherwise) or other liabilities resulting from or arising out of any breach of any representation or warranty, covenant or agreement by Seller in this Agreement, or relating to any Excluded Liabilities (collectively, “Losses”). In connection with the obligation of Seller to indemnify for Losses as set forth above, Seller shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such Losses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between Seller and the Indemnified Party or between the Indemnified Party and any third party) as they are incurred by such Indemnified Party. The Parties agree to treat indemnification payments under this Section 11.1 as adjustments to the Purchase Price for Tax purposes. If Seller contest a Claim by the Buyer against them, they will not be responsible for paying the submitted invoice until either they agree as to the validity and amount of the Claim or the validity and amount of the Claim have been adjudicated by an arbitration as provided in Section 13.6 or by a court of competent jurisdiction after exhaustion of all appeals. Buyer likewise agrees to indemnify, defend and hold harmless each of Seller and its Affiliates and their respective officers, directors, managers, agents, employees, subsidiaries, partners, shareholders or members, as the case may be and controlling Persons (each, a “Seller Indemnified Party”) to the fullest extent permitted by law from and against any and all Claims (including, without limitation, any Claim by a third party), damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Seller Indemnified Party in any action between Buyer and a Seller Indemnified Party or between a Seller Indemnified Party and any third party or otherwise) or other liabilities resulting from or arising out of any breach of any representation or warranty, covenant or agreement by Buyer in this Agreement, or relating to operation of the Business after the Closing Date. An Indemnified Party or Seller Indemnified Party may each be referred to herein as an Indemnified Party.

24

11.2. Procedure for Third Party Claim Indemnification. Each Indemnified Party under this Section 11 shall, promptly after the receipt of notice of the commencement of any Claim by a third party against such Indemnified Party in respect of which indemnity may be sought from Seller under this Section 11.2, notify Seller in writing of the commencement thereof. The omission of any Indemnified Party to so notify Seller of any such action shall not relieve any Indemnifying Party from any liability which it may have to such Indemnified Party under this Section 11 unless, and only to the extent that, such omission results in the Indemnifying Party’s loss of substantive or practical rights or defenses. In case any such Claim shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any Claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such Claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Party (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for all of such fees and expenses of such counsel incurred in any action between the Indemnifying Party and the Indemnified Parties or between the Indemnified Parties and any third party, as such expenses are incurred. The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Claim. Upon making any payment to an Indemnified Party for a loss under this Section 11, the Indemnifying Party shall be subrogated to any rights that the Indemnified Party may have against any other Person with respect to the subject matter underlying such indemnification claim.

11.3. Limitations on Indemnification. Notwithstanding any other provision of this Section 11 no Claims shall be brought for indemnification after the survival period set forth in Section 10 hereof, and the Indemnifying Parties shall not be obligated, individually or collectively, to make any payment or payments pursuant to this Section 11 in an aggregate amount in excess cash the Purchase Price (the “Cap”). No claim shall be filed against Seller until the aggregate potential liability exceeds $25,000 at which time the Seller will be responsible for the $25,000 plus the excess.

11.4. Exclusive Remedy. Indemnification pursuant to this Section 11 shall be the sole means for redress of Claims under this Agreement.

25

12. Termination.

12.1. Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) [Intentionally omitted.];

(c) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event Company or Seller have breached any representation, warranty, or covenant contained in this Agreement in any material respect; and

(d) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect.

12.2. Effect of Termination. If any Party terminates this Agreement pursuant to Section 11.5, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

13. Miscellaneous.

13.1. Expenses. Except as otherwise provided herein, Seller (and not Company on behalf of Seller or on behalf of itself) and Buyer shall each pay its own expenses incident to the negotiation, preparation, and carrying out of this Agreement, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, irrespective of whether or not the transactions contemplated hereby are consummated.

13.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the Parties at the following addresses or sent by electronic transmission, with confirmation received, to the email address specified below (or at such other address or email address for a Party as shall be specified by like notice):

To Seller:

Scienture Holdings, Inc.

ATTN: CEO

20 Austin Boulevard, Commack, NY 11725

To Buyer:

TOLLO HEALTH, INC.

ATTN: Gerald Commissiong

6308 Benjamin Rd Suite 708, Tampa FL 33634

Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address, (ii) the day sent by email, (iii) the fifth Business Day following the date deposited with the United States Postal Service, or (iv) 24 hours after shipment by such courier service.

26

13.3. Assignment; Third Party Beneficiaries. Neither this Agreement nor any rights or obligations under it are assignable except that Buyer may assign its rights hereunder. There shall be no third-party beneficiaries of this Agreement.

13.4. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS EXECUTED AND FULLY PERFORMED WITHIN THE STATE OF FLORIDA.

13.5. Jurisdiction, Venue and Waiver of Jury Trial. The Parties intend that all disputes concerning this Agreement shall be resolved by arbitration as provided below. However, to the extent arbitration shall be held by a court of competent jurisdiction to be unenforceable or shall otherwise be impossible, and any party submits any matter to a court, the Parties agrees as follows: any suit, action or proceeding with respect to this Agreement shall be brought exclusively in the Florida state courts of competent jurisdiction or in the United States District Court in each case located in Tampa, Florida. ALL PARTIES HEREBY IRREVOCABLY WAIVE ANY OBJECTIONS WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE PERSONAL JURISDICTION OR VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT AND HEREBY FURTHER IRREVOCABLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. The PARTIES HEREBY FURTHER IRREVOCABLY WAIVE ANY RIGHT TO A JURY TRIAL IN ANY ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

13.6. Dispute Resolution. Except as otherwise provided herein, in the event of any dispute, controversy or claim arising out of or relating to this Agreement or the breach thereof, the parties shall meet promptly (through representatives with authority to resolve the dispute). If the parties cannot resolve the dispute within thirty (30) days, the parties shall arbitrate the dispute in accordance with the Commercial Arbitration Rules the American Arbitration Association, pursuant to the Commercial Arbitration Rules then in effect. The arbitrator selected shall be an independent third party and shall have knowledge and experience in the matters addressed by the claim. Demand for arbitration must be made no later than the time that such action would be permitted under the applicable Florida statute of limitation. Except as set forth in Section 13.5 and this Section 13.6, arbitration shall be the sole and exclusive remedy between the parties with respect to any dispute, protest, controversy or claim arising out of or relating to this Agreement, provided, the arbitrators shall not have the power or authority to award consequential, incidental or punitive damages. Unless all the parties to an arbitration otherwise consent in writing, the location of the arbitration hearings and the place of entry of the award shall be in Tampa, Florida. The Parties consent to exclusive jurisdiction of, and agree that sole venue will lie in, the state and federal courts applicable to Tampa, Florida, for any allowable judicial proceeding relating to any arbitration under this Agreement, including entry of a judgment on the award. The arbitration award shall be final and binding and shall not be reviewable in any court on any grounds except corruption, fraud or undue means of a party or for evident partiality or corruption of the arbitrator. The parties intend to eliminate all other court review of the award and the arbitration proceedings. Except as necessary in a judicial proceeding allowable under this Section 13.6, all matters relating to any arbitration shall be confidential. The matters include the existence and subject of the arbitration. The parties hereby acknowledge that any breach of the provisions of Section 6.3 and 6.6 may give rise to irreparable injury to Buyer or Company (as the case may be), inadequately compensable in monetary damages. Notwithstanding anything to the contrary stated herein, the non-breaching party will be able to seek and obtain equitable relief, including injunctive relief, against the breach or threatened breach of any of such provisions and the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs incurred. This Section 13.6 shall survive the Closing.

27

13.7. Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. It is the express intent of the Parties to be bound by the exchange of signatures on this Agreement via facsimile or email with scan attachment.

13.8. No Implied Waiver; Remedies. No failure or delay on the part of the Parties to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the Parties may be entitled at law or in equity, except as provided otherwise herein.

13.9. Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto and the other Transaction Documents, set forth the entire understandings of the Parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written as to the subject matter hereof and thereof.

13.10. Amendments; Actual Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of Buyer and Seller. Any agreement on the part of Buyer or Seller to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of Buyer or Seller, as applicable.

13.11. Headings. The headings of the Sections of this Agreement, where employed, are for convenience only and do not form a part hereof and in no way modify, interpret or construe the meanings of the Parties.

13.12. Severability. Any provision of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions of this Agreement. Provided, however, in the event the provision which is invalid or unenforceable pertains to a material element of the transaction such that the principal objectives of the transaction provided for herein are materially impaired or are invalid or unenforceable, this Agreement shall be terminated.

28

13.13. Specific Performance. Seller, Buyer and Company each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

13.14. No Presumption Regarding Drafter. The Parties acknowledge and agree that the terms and provisions of this Agreement have been negotiated and discussed between them, and that this Agreement reflects their mutual agreement regarding the subject matter of this Agreement. Because of the nature of such negotiations and discussions, it would not be appropriate to deem either Buyer or Seller to be the drafter of this Agreement, and therefore no presumption for or against the drafter shall be applicable in interpreting or enforcing this Agreement.

13.15. Other Interpretation Rules. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular article, section or provision hereof. In interpreting the representations and warranties of this Agreement, the principle that the specific governs and controls the general shall apply. Any representation and warranty made as to any past fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relates any of the foregoing that first occurred or came into existence within the three (3) year period prior to the date hereof, unless a different time period is expressly provided.

13.16. Further Assurances. Each Party shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

29

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

	“BUYER”		“SELLER”

	TOLLO HEALTH, LLC., a Delaware limited liability company		Scienture Holdings, INC. a Delaware corporation
By:	/s/ Gerald Commissiong	By:	/s/ Eric Sherb
Name:	Gerald Commissiong	Name:	Eric Sherb
Title:	CEO	Title:	Principal

Schedule 1

Schedule of Seller

Name	Allocation of Shares of Stock
SCIENTURE Holdings, INC	100%

Total	100.00%

Schedule 2

PURCHASE PRICE

Name	Allocation of Purchase Price
TOLLO HEALTH, LLC	100%

Total	100%

STOCK PURCHASE AGREEMENT

dated as of April 8, 2025

by and among

TOLLO HEALTH, LLC.
as Buyer,

and

SCIENTURE HOLDINGS, INC.

as Seller